                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                           CELEBRATEEXPRESS.COM, INC.

      Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation's Amended and Restated Articles of Incorporation, as amended:

      1. The name of the corporation is CELEBRATEEXPRESS.COM, INC. (the Corporation").

      2. Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, Article 1 of the Amended and Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

                                   "ARTICLE I

            The name of this corporation is CELEBRATE EXPRESS, INC."

      3. The date of the adoption of the amendment by the Board of Directors, pursuant to RCW 23B.10.060 of the Washington Business Corporation Act is April 22, 2004.

      4. Shareholder action on the amendment was not required, and consequently, the amendment was adopted by the Board of Directors without shareholder action.

      These Articles of Amendment are executed by the Corporation by its Vice President of Finance.

      DATED: June 11, 2004.

                                        CELEBRATEEXPRESS.COM, INC.

                                        By: /s/ Darin White
                                            ------------------------------------
                                            Darin White
                                            Vice President-Finance and Secretary

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                              ARTICLES OF AMENDMENT

                                     TO THE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           CELEBRATEEXPRESS.COM, INC.

      Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, CelebrateExpress.com, Inc., a Washington corporation, (the "Corporation") hereby adopts the following amendment to its amended and restated articles of incorporation:

      FIRST: Article III Section 2(c)(i) of the amended and restated articles of incorporation is amended to read in its entirety as follows:

            "(i) DEEMED LIQUIDATION. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to a merger effected solely for the purpose of changing the domicile of the Corporation."

      SECOND: The amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

      THIRD: The amendment was adopted on November 7, 2000 by the directors and was adopted on November 8, 2000 by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

      FOURTH: These Articles of Amendment will become effective upon filing.

             [The remainder of this page intentionally left blank.]

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      The undersigned hereby certifies that he is an officer of the corporation and is authorized to execute these Articles of Amendment on behalf of the Corporation.

      EXECUTED this 8th day of November, 2000.

                                            CELEBRATEEXPRESS.COM, INC.

                                            By: /s/ Michael K. Jewell
                                                -----------------------------
                                                Michael K. Jewell
                                                President

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           CELEBRATEEXPRESS.COM, INC.

                                    ARTICLE I

      The name of this corporation is CELEBRATEEXPRESS.COM, INC. (the "Corporation").

                                   ARTICLE II

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Washington Business Corporations Act. The Corporation shall have perpetual existence.

                                   ARTICLE III

      (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifteen Million Six Hundred Fifty-Three Thousand Eight Hundred Fifty-One (15,653,851) shares, each with a par value of $0.001 per share. Ten Million (10,000,000) shares shall be Common Stock and Five Million Six Hundred Fifty-Three Thousand Eight Hundred Fifty-One (5,653,851) shares shall be Preferred Stock.

      (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by these Amended and Restated Articles of incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of One Million Five Hundred Thousand Five (1,500,005) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of One Million Six Hundred Fifty Thousand (1,650,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Two Million Five Hundred Three Thousand Eight Hundred Forty-Six (2,503,846) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Series Preferred") are as set forth below in this Article III(B).

      SECTION 1. DIVIDEND PROVISIONS. The holders of shares of the Series Preferred shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.096 per share per annum on each outstanding share of Series A Preferred Stock, $0.6656 per share per annum on each outstanding share of Series B Preferred Stock, and $0.6656 per share per annum on each outstanding share of Series C Preferred Stock,

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payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

      SECTION 2. LIQUIDATION

            (a)   PREFERENCE.

                  (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to $8.32 per share for each share of Series C Preferred Stock then held by them, plus, in each case, all declared but unpaid dividends (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (ii) After the payment of the full liquidation preference of the Series C Preferred Stock as set forth in Section 2(a)(i) above, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.20 per share for each share of Series A Preferred Stock then held by them and (ii) $8.32 per share for each share of Series B Preferred Stock then held by them, plus, in each case, all declared but unpaid dividends (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then such assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) REMAINING ASSETS. After the payment of the full liquidation preferences of the Series Preferred as set forth in Section 2(a) above, and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series C Preferred Stock on an as-if-converted to Common Stock basis, subject to the rights of any series of Preferred Stock that may from time to time come into existence.

            (c)   CERTAIN ACQUISITIONS

                  (i) DEEMED LIQUIDATION. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to a merger effected solely for the purpose of changing the domicile of the Corporation.

                  (ii) VALUATION OF CONSIDERATION. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                              (1)   If traded on a securities exchange or the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2)   If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                              (3)   If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                        (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(a) to reflect the approximate fair market value thereof, as mutually determined by the Corporation arid the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                  (iii) NOTICE OF TRANSACTION. The Corporation shall give each holder of record of the Series Preferred written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify, such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the

Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Series Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of the Series Preferred.

                  (iv) EFFECT OF NONCOMPLIANCE. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(iii) hereof.

      SECTION 3. REDEMPTION

            (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time after September 30, 2005, but within thirty (30) days (the "Redemption Date") after the receipt by this Corporation of a written request from a holder of shares of the Series Preferred, that all or some of such holder's shares of the Series Preferred be redeemed, and concurrently with surrender by such holder of the certificate(s) representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Original Issue Price (as defined below) plus, in each case, all declared or accumulated by unpaid dividends on such shares (the "Redemption Price"); provided, however, that in no event, shall the Corporation be obligated to redeem any shares of such holder (or any shares thereinafter transferred by such redeeming holder) more than once during any calendar year. The Original Issue Price shall be One Dollar Twenty Cents ($1.20) per share in the case of the Series A Preferred and Eight Dollars Thirty-two Cents per share ($8.32) in the case of the Series B Preferred and the Series C Preferred, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution, or combination with respect to such shares.

            (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record of shares of the Series Preferred to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder of the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her, or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 3(c), on or after the Redemption Date, each holder of shares of the Series Preferred to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof an each surrendered certificate shall be canceled. At its option the Corporation may elect to pay the Redemption

Price in three equal annual installments, which installments shall be paid on the applicable Redemption Date and the first and second year anniversaries thereof, respectively. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of shares of the Series Preferred designated for redemption in the Redemption Notice as holder of shares of the Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of the Series Preferred on any Redemption Date are insufficient to redeem the total number of shares of the Series Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of the Series Preferred for which each holder has requested redemption on such Redemption Date. The shares of the Series Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

      SECTION 4. CONVERSION. The holders of shares of the Series Preferred shall have conversion rights as follows (the "Conversion Rights"):

            (a) RIGHT TO CONVERT. Subject to Section 4(c), each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into shares of fully paid and nonassessable shares of Common Stock on a one-for-one basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series Preferred Conversion Ratio").

            (b) AUTOMATIC CONVERSION. Each share of Series Preferred shall automatically be converted into shares of Common Stock on a one-for-one basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate cash proceeds to the Corporation of $20,000,000 (net of underwriting discounts and commissions) at a public offering price of at least $12.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) or

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(ii) the date specified by written consent or agreement of the holders of two-thirds (66-2/3%) of the then outstanding shares of Series Preferred, voting together as a single class.

            (c) MECHANICS OF CONVERSION. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering the Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR SPLITS AND COMBINATIONS. The Series Preferred Conversion Ratio shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall, after the date upon which any shares of the Series Preferred were first issued in each case (the "Purchase Date"), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series Preferred Conversion Ratio of each series of the Series Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding (with such increase of the aggregate of shares of Common Stock outstanding with respect to such Common Stock Equivalents determined based upon the maximum number of shares of Common Stock issuable upon exercise of such Common Stock Equivalents).

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                  (ii)  If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series Preferred Conversion Ratio for each applicable series of the Series Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            (e) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this
Section 4(e), the holders of shares of the Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (f) RECAPITALIZATIONS. If at any Lime or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of shares of the Series Preferred shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 shall be applicable after that event and be as nearly equivalent as practicable.

            (g) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

            (h) NO FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of the Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders

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thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of the Series Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (j) Reservation of Stock issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

            (k) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of the Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      SECTION 5. VOTING RIGHTS. The holder of each share of the Series Preferred shall, have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of the Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      SECTION 6. PROTECTIVE PROVISIONS. So long as at least 500,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series Preferred, voting together as a single class:

            (a)   effect a transaction described in Section 2(c)(i) above;

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

            (b) alter or change the rights, preferences or privileges of the shares of the Series Preferred so as to affect materially and adversely any shares of the Series Preferred;

            (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Series A, Series B or Series C Preferred;

            (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity, with, the Series A, Series B or Series C Preferred with respect to voting, dividends, conversion or upon liquidation;

            (e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

            (f) change the number of directors except as may be provided pursuant to that certain Voting Agreement entered into between the Corporation and the parties set forth on the execution pages thereto, as may be amended from time to time; or

            (g) amend these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation in a manner which materially and adversely affects the holders of shares of the Series Preferred.

      SECTION 7. STATUS OF CONVERTED STOCK. in the event any shares of the Series Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Amended and Restated Articles of incorporation for the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      SECTION 8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

      (C)   COMMON STOCK

      SECTION 1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

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      SECTION 2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (b) of this Article III.

      SECTION 3. REDEMPTION. The Common Stock is not redeemable.

      SECTION 4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

      The name of the registered agent of this Corporation and the address of its registered office are as follows:

                              Corporation Service Company
                              1010 Union Avenue, SE, Suite B
                              Olympia, Washington 98501-1539

                                    ARTICLE V

      No shareholder of the Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the Corporation or to any obligations convertible into stock of the Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors or by written agreement with the Corporation.

                                   ARTICLE VI

      The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this Corporation.

                                   ARTICLE VII

      The number of Directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein, subject to Article III(B)(6)(f) of these Amended and Restated Articles of Incorporation.

                                  ARTICLE VIII

      The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this Corporation and to adopt new Bylaws.

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

                                   ARTICLE IX

      This Corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this Corporation are granted subject to this reservation.

                                    ARTICLE X

      Any action which could be taken at a meeting of the shareholders may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes necessary, to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. The taking of action by shareholders without a meeting or vote must be evidenced by one or more written consents describing the action taken, signed by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes necessary, in order to take such action by written consent.

                                   ARTICLE XI

      To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors and Officers, a Director or Officer of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for conduct as a Director or Officer. Any amendments to or repeal of this Article XI shall not adversely affect any right or protection of a Director or Officer of this corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal.

                                   ARTICLE XII

      This Corporation is authorized to indemnify its Directors and Officers to the fullest extent permitted by the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended.

Dated: September 7, 2000

                                         CELEBRATEEXPRESS.COM, INC.

                                         By:  /s/ Michael K. Jewell
                                              ----------------------------------
                                         Its: President

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